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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Richardson, Jr.   James            C.      |Fresh Foods, Inc. (NASDAQ:FOOD)               |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
| 361 Second Street, NW                      |    (Voluntary)          | January 2000       |              below)                  |
|                                            |                         |                    |  Chairman of the Board               |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Hickory       North Carolina       28601   |                         | January 2000       |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction   |3. Transac-     |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date          |   tion Code    |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/   |   (Instr. 8)   |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)         |                |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                 |                |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                 |----------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                 | Code  |  V     |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                 |       |        |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                 |       |        |            |       |      |                    |             |   4)     |
|---------------------|-----------------|-------|--------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |     01/31/00    | P(1)  |        |  521,421   |   A   |$7.00 |    1,245,873(2)    |      D      |          |
|---------------------|-----------------|-------|--------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |                 |       |        |            |       |      |      239,622(3)    |      I      |By        |
|                     |                 |       |        |            |       |      |                    |             |Columbia  |
|                     |                 |       |        |            |       |      |                    |             |Hill, LLC |
|---------------------|-----------------|-------|--------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |                 |       |        |            |       |      |      269,992(4)    |      I      |By HERTH  |
|                     |                 |       |        |            |       |      |                    |             |Manage-   |
|                     |                 |       |        |            |       |      |                    |             |ment, Inc.|
|---------------------|-----------------|-------|--------|------------|-------|------|--------------------|-------------|----------|
|                     |                 |       |        |            |       |      |                    |             |          |
|---------------------|-----------------|-------|--------|------------|-------|------|--------------------|-------------|----------|
|                     |                 |       |        |            |       |      |                    |             |          |
|---------------------|-----------------|-------|--------|------------|-------|------|--------------------|-------------|----------|
|                     |                 |       |        |            |       |      |                    |             |          |
|---------------------|-----------------|-------|--------|------------|-------|------|--------------------|-------------|----------|
|                     |                 |       |        |            |       |      |                    |             |          |
|---------------------|-----------------|-------|--------|------------|-------|------|--------------------|-------------|----------|
|                     |                 |       |        |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Option (right to buy)- |    10.50     |          |     |    |       |        |        |        |        |           |             |
|1997 Special Stock     |              |          |     |    |       |        |2/23/98 | 2/23/08| Common | 215,000   |             |
|Option Plan            |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|     215,000         |              D                |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:
(1) On January 31, 2000, the Reporting Person acquired 521,421 shares of Common Stock at a price of $7.00 per share.
(2) Includes 889 shares owned through the Employee Stock Purchase Plan as of September 30, 1999.
(3) The Reporting Person is a 40% owner of Columbia Hill, LLC. Columbia Hill, LLC owns 46,799 shares of Common Stock directly and is a 45% owner of HERTH Management, Inc., which owns 1,227,235 shares of Common Stock. Pursuant to Rule 16a-1 of the Securities
    Exchange Act of 1934 (the "Act"), this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.
(4) The Reporting Person is a 22% owner of HERTH Management, Inc., which owns 1,227,235 shares of Common Stock. Pursuant to Rule
    16a-1 of the Act, this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.

(*) Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ James C. Richardson, Jr.       2/10/2000
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person(*)   Date

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)